UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  November 16, 2006

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

13737 Noel Road
Dallas, Texas  75240
(Address of principal executive offices, including zip code)

(469) 893-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On November 16, 2006, Tenet Healthcare Corporation entered into a Second Amended and Restated Information Technology and Management Agreement with Perot Systems Corporation that expands, extends and strengthens the information technology support and management services that Perot Systems has provided for Tenet and its hospitals since 1990.  The new agreement is effective as of November 16, 2006 and terminates on November 15, 2016, unless earlier terminated or extended pursuant to its terms.  Aggregate fees under the agreement are expected to be approximately $1.1 billion over the ten-year term of the contract.

Under the agreement, the information systems departments at the 41 Tenet hospitals that are not already managed by Perot Systems will now be transferred to that company.  It is anticipated that approximately 400 affected Tenet employees will be given the opportunity to continue their employment with Perot Systems, with comparable salaries and benefits.

The new agreement also restructures Tenet’s previous agreement with Perot Systems to better fit the smaller size of Tenet following its divestiture of more than 50 hospitals over the past four years.  In addition, the agreement provides for the global outsourcing of certain information technology support functions.

Tenet will file a copy of the Second Amended and Restated Information Technology and Management Agreement with its Annual Report on Form 10-K for the year ending December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Biggs C. Porter
Biggs C. Porter
Chief Financial Officer

Date:  November 21, 2006